Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
Michael Mathews
8a Lauriston Road
Wimbledon, London
SW19 4TQ UK

Dear Mike:
This Separation and Release Agreement (this "Release Agreement") confirms the terms of the separation of your employment from Kinetic Concepts, Inc. and any of its affiliates and subsidiaries (the "Company").
Termination of Employment
1.You and the Company have reached a mutual agreement that your employment with the Company will end effective as of May 31, 2014 (the "Separation Date"). As of the Separation Date, you will no longer be an employee or officer of the Company, and you hereby resign from any and all employment and managerial positions, boards and officer, director or trustee positions, if any, with the Company as of the Separation Date. The Company agrees by or upon the Separation Date to take such action as is necessary to give notice to banks and other financial institutions with whom you are the primary Company representative that you are no longer with the Company or representing it as of the Separation Date. You also hereby agree to execute any other documents reasonably necessary to effectuate such resignations. Provided the Company requests you to perform services from the date of this Release Agreement through the Separation Date, you shall, in the Company’s sole discretion, (a) assist with the transitioning of your duties to a successor and (b) be available at reasonable times to respond to any questions that the Company may have regarding its business. In the sole direction of the Company, you will perform these services on Company premises or by telephone.
2.    As of the Separation Date, you will cease to participate in all of the Company’s benefit plans (except as provided by COBRA).
3.    You are hereby advised and encouraged by the Company to consult with your own independent counsel before signing this Release Agreement.
Separation Payment
4.    Subject to your compliance with the terms and conditions of this Release Agreement, and provided that you do not revoke your consent to this Release Agreement as permitted by Paragraph 24 of this Release Agreement, the Company shall, in accordance with the agreed upon separation terms pay, or cause to be paid, to you, in full satisfaction of all rights and obligations of the Company:
(a)    salary continuation at your normal salary of Thirty-Four Thousand Three Hundred Forty-Seven Dollars and Forty-Two Cents ($34,347.42) per month through the Separation Date (the “Salary Continuation”);
(b)    a one-time separation payment of Three Hundred Sixty Thousand Six Hundred Forty-Seven Dollars and Seventy-Four Cents ($360,647.74), less all amounts required to be withheld by law, including, but not limited to, any applicable federal, state or local taxes (the “Severance Payment”) to be paid within five (5) business days of the Effective Date (as defined in Paragraph 24 of this Release Agreement);
(c)    a one-time payment of Two Hundred Eighty-Eight Thousand Five Hundred Eighteen Dollars and Thirty Cents ($288,518.30), less all amounts required to be withheld by law, including, but not limited to, any applicable federal, state or local taxes, representing your 2014 target AIB (“Target AIB”) to be paid within five (5) business days of the Effective Date (as defined in Paragraph 24 of this Release Agreement);
(d)    a one-time payment of Three Thousand Five Hundred Dollars and No Cents ($3,500.00) for legal fees (“Legal Reimbursement”) associated with the review of the Release Agreement and the Settlement Agreement, to be paid within five (5) business days of the Effective Date (as defined in Paragraph 24 of this Release Agreement);;
(e)    continued allowance for housing and car (“Personal Allowance”) in the United Kingdom through July 25, 2014;
(f)    a one-time payment of Ten Thousand Dollars ($10,000) for tax preparation assistance for the filing of 2013 and 2014 tax returns (“2014 Tax Benefits”), to be paid within five (5) business days of the Effective Date (as defined in Paragraph 24 of this Release Agreement);
(g)    if you timely elect health insurance continuation coverage at the same, or a lower, level of coverage as you elected prior to the Separation Date, you will be reimbursed for COBRA premiums until the earliest of: (i) twelve (12) months following the Separation Date; (ii) the date you fail to make timely payment of COBRA premiums and/or terminate your election of COBRA coverage; and (iii) the date you become eligible for comparable health insurance coverage (as an employee or otherwise), that does not contain any exclusion or limitation with respect to any preexisting condition of you or a covered family member (the “COBRA Payments”). You acknowledge that the Company’s reimbursement of the full COBRA premium made by you will be taxable income to you; and

(h)    you will be permitted to keep your cell phone, cell phone number and contacts in your cell phone, provided you permit the Company to remove company emails and information proprietary to the Company from the phone.
The payment(s) set forth in Paragraphs 4(a)-(h) above are expressly contingent upon your execution, delivery and non-revocation of this Release Agreement, as provided in Paragraph 24. You acknowledge that you are not otherwise entitled to receive the payment(s) set forth in Paragraphs 4(a)-(h) above, which exceed anything of value to which you are otherwise entitled from the Company, and agree that you will not seek anything further from any of the Released Parties. Further, the Company shall comply with Paragraph 5 of your Global Assignment Agreement (“Assignment Agreement”), dated August 3, 2012, attached as Exhibit A to this Release Agreement, with regard to the taxes associated with the benefits provided in this Paragraph 4. Finally, unless directed by the Company or provided for in this Agreement, the Company shall not reimburse you for any expenses accrued since March 18, 2014.
Accrued Obligations
5.    Subject to the Assignment Agreement regarding Severance and Termination, the Company shall pay, or cause to be paid, to you, in full satisfaction of all rights and obligations of the Company to you:

(a)
The Company shall assume all reasonable expenses incurred for insuring and the door-to-door shipping of your and your immediate family’s personal effects and household furnishings back to the US, including the air shipment of personal effects to Palm Springs, California; and

(b)
The Company shall reimburse the cost of travel for you and your family back to the US in the form of three (3) business class tickets from London to Palm Springs, California, on or about July 25, 2014.

The Company’s obligations under this Paragraph 5 are not contingent upon your execution, delivery, and non-revocation of this Release Agreement.
Releases; Representations; Covenant Not to Sue
6.    The Settlement Agreement, attached as Exhibit B to this Release Agreement, sets out the basis on which you have agreed to resolve any claims you may have in the United Kingdom against the Company relating to your employment and/or the termination of your employment.
7.    You, for yourself and successors, assigns, executors and administrators, now and forever hereby release and discharge the Company, together with its respective past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives, attorneys (in each case, individually and in their official capacities) and employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the "Releasees") from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Claims") which you or your executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date you sign this Release Agreement including, but not limited to, any Claims (i) relating in any way to your employment relationship with the Company or any of the Releasees or (ii) arising under any federal, local or state statute or regulation, including, without limitation, state wage and hour laws (to the extent waivable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act ("ADEA"), the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the False Claims Act, the Texas Commission on Human Rights Act, as each may be amended from time to time, any claim or cause of action you may have under any federal or state immigration statute, including without limitation the Immigration & Nationality Act ("INA"), the Immigration Reform & Control Act ("IRCA") and related regulations, and/or any other applicable local, state or federal law, each as amended; (b) relating to the termination of your employment relationship with the Company or any of the Releasees; (c) relating to wrongful employment termination; or (d) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and you, including, the Offer Letter dated May 3, 2012 (the "Offer Letter"), attached as Exhibit C to this Release Agreement, and the Assignment Agreement. This releases all Claims including those of which you are not aware and those not mentioned in this Release Agreement. You specifically release any and all Claims arising out of your employment with the Company and/or any of its affiliates or termination therefrom, including, without limitation, any and all claims to monetary recovery to which you might be entitled in connection with any potential class action claims that may be filed on behalf of any purported class to which you are a member as a result of your employment with the Company and/or any of its affiliates.
8.    You expressly acknowledge and agree that, by entering into this Release Agreement, you are releasing and waiving any and all rights or Claims, including claims under the ADEA, which have arisen on or before the date your execution and delivery of this Release Agreement to the Company.

9.    Notwithstanding the foregoing, nothing contained in this Release Agreement shall in any way release or discharge any Claims you may have (1) for payments or benefits set forth in the Release Agreement; (2) for indemnification under the charter, by-laws, certificate of formation, operating agreement or other governing documents of the Company, insurance policies of or pertaining to the Company, or applicable law; (3) for any vested pension or retirement benefits (including, without limitation, 401(k); or (4) for any other Claims that cannot be waived under applicable law.
10.    For good and valuable consideration, the Company, on behalf of itself and its past and present parents, subsidiaries, and affiliates, agrees to and does hereby fully and completely forever release you, and your heirs, executors, administrators, representatives, agents, insurers, successors and assigns (the “Executive Releasees”) from any and all Claims which the Company or its past and present parents, subsidiaries, and affiliates ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever form the beginning of time to the date of this Agreement, including without limitation, in connection with or in relationship to your service as an employee of the Company or other service relationship with its past and present parents, subsidiaries, and affiliates, the termination of any such service or other service relationship, and any applicable employment, compensatory or equity arrangement with its past and present parents, subsidiaries, and affiliates; provided, however, that the Company and its past and present parents, subsidiaries, and affiliates are not releasing you from any Claims based on (i) any right to enforce this Release Agreement or your Covenants Agreement or (ii) fraud, embezzlement or other criminal conduct. Further, you acknowledge and agree that you are not aware of any material compliance issues of which you have not already made the Company aware of prior to signing this Release Agreement.
11.    You acknowledge and agree that, except as otherwise expressly provided in this Release Agreement: (a) the Company has fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company, and that no further payments or benefits are owed to you by the Company or any of the Releasees, including, but not limited to, any payments or benefits under the Offer Letter or the Assignment Agreement; and (b) you have knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.
12.    You agree to indemnify the Company and hold it harmless for any claims brought by any taxing authority against any of the Releasees seeking payment of taxes, penalties and/or interest related to the assessment, determination and/or reporting of taxes under federal, state and/or local law for any taxes owed by you in the United States, including, without limitation, payment of attorneys' fees for counsel selected by the Company for its defense of such matters and costs. The Company shall assume liability for all taxes, penalties, interest and related assessments under the laws of the United Kingdom.
13.    You hereby represent and warrant that (a) you have not filed, caused or permitted to be filed any pending proceeding (nor have you lodged a complaint with any governmental or quasi-governmental authority) against any of the Releasees, nor have you agreed to do any of the foregoing; and (b) you have not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Releasees that has been released in this Release Agreement. Except as set forth in Paragraph 13, 18 and 19 below, you covenant and agree that you shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by you or any third party of a proceeding or Claim against any of the Releasees, including, but not limited to any potential class action claims that may be filed on behalf of any purported class to which you are a member as a result of your employment with the Company and/or any of its affiliates.
14.    You and the Company acknowledge and agree that this Release Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA or other applicable laws, and further acknowledge and agree that this Release Agreement shall not be used to justify interfering with your protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release Agreement shall preclude you from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but you hereby waive any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding. Further notwithstanding anything set forth in this Release Agreement to the contrary, nothing in this Release Agreement shall affect or be used to interfere with your protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under the ADEA set forth in this Release Agreement.
Equity Awards
15.    You hold 177,083.5 Profits Interest Units that were issued under the Partnership’s Executive Equity Incentive Plan (the “PIU Plan”), and which have become vested pursuant to the PIU Plan and its related award agreements (the “Vested PIUs”).  Subject to your continued compliance with your Covenants Agreement, the Partnership agrees that it will exercise its call right with respect to the Vested PIUs pursuant to Section VI.F of the PIU Plan during the applicable repurchase periods (i.e., during the six month period commencing on the later of (x) the date on which you were no longer employed by the Company and (y) the six month anniversary of the date such Vested PIUs became so vested), and subject to the terms and conditions, provided therein.  For the avoidance of doubt, the purchase price for each Vested PIU will be equal to the Fair Market

Value (as defined in the PIU Plan) per Vested PIU at the date of purchase. The Company agrees that for purposes of such awards your separation of employment shall be treated as one other than for cause.
Covenants/Confidentiality
16.    You acknowledge and agree that during your employment with the Company you have developed and had access to confidential trade secret information. Accordingly, notwithstanding any provision of this Release Agreement to the contrary, you hereby reaffirm, and agree to comply with the Non-Disclosure and Non-Competition Agreement, signed by you as of May 9, 2012, a copy of which is attached hereto as Exhibit D (the "Covenants Agreement").
17.    You agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its respective directors, officers, agents, or employees. Except as required or permitted by Paragraphs 13, 18 and 19 below, you further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of the Company or its affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its affiliates.
18.    You agree that you will not disclose this Release Agreement or its terms to any person, except (a) to your immediate family, provided that prior to such disclosure, you inform your immediate family that they are also bound by confidentiality and you shall be responsible for any such disclosure by your immediate family; (b) as may be required for obtaining legal or tax advice, or future employment provided that prior to such disclosure you will inform your legal or tax advisor that they are bound by confidentiality and you shall be responsible for any such disclosure by your legal or tax advisor or potential employer; (c) for the filing of income tax returns; (d) as may be required by law, provided that you shall promptly notify the Company prior to making any disclosure required by law so that the Company may seek a protective order or other appropriate remedy; or (e) in any proceeding to enforce this Release Agreement.
19.    You agree that following your termination of employment with Company, you will, at the Company’s request, cooperate fully, at such times that do not unreasonably interfere with your personal or business activities, with the Company in any regulatory or legal matter that involves the Company, or its then-current or former officers, directors, employees or agents, about which you may have knowledge or information. Your cooperation may include, but not be limited to, the following: (a) appearing for an interview; (b) answering all questions fully and truthfully; (c) appearing for depositions and/or at trial related to any claim, action or litigation in which the Company becomes a party; and (d) meeting with representatives of the Company to assist in preparation for such depositions and/or trials. Except for the time related to appearing for depositions and/or at trial related to any claim, action or litigation in which the Company becomes a party, the

Company shall reimburse you for your time in providing such assistance at the rate of $450 per hour and shall pay any travel and other reasonable expenses incurred by you in providing such assistance.
20.    Nothing in this Release Agreement shall prevent you from providing truthful and accurate information to any government agency, internal regulating body or as otherwise may be required by law.
Return of Company Property
21.    Subject to Paragraph 4(h), on or before the date you execute this Release Agreement, you will return all property in your possession, custody or control which belongs to the Company, including without limitation, keys, credit cards, computers, iPads, phone cards and other physical property of the Company, and any of the Company’s documents, reports, files, memorandum, records, software and other media, whether kept in paper or electronic format, and neither you nor anyone acting on your behalf shall maintain copies, duplicates, reproductions or excerpts of any such property.
Voluntary Waiver
22.    You understand and agree that the Company is under no obligation to provide the payments and benefits provided in Paragraph 4 of this Release Agreement absent your consent to the terms of this Release Agreement, and that you are under no obligation to consent to this Release Agreement.
23.    You acknowledge and agree that (a) the Company has advised you of your right to consult with an attorney prior to executing this Release Agreement, (b) you have carefully read and fully understand all of the provisions of this Release Agreement, and (c) you are entering into this Release Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.
24.    You shall have twenty-one (21) calendar days from the date of this Release Agreement to consider this Release Agreement, although you may sign it sooner. Once you have signed this Release Agreement, you shall have seven (7) additional calendar days from the date of execution to revoke your consent to this Release Agreement. Any such revocation shall be made in writing so as to be received by David Lillback, Senior Vice President, Human Resources, prior to the eighth (8th) calendar day following your execution of this Release Agreement. If no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) calendar day following your execution of this Release Agreement (the "Effective Date"). In the event that you revoke your consent or you do not sign this Release Agreement within the applicable review period, this Release Agreement shall be null and void, and the Company shall not be obligated to provide you with any of the payments or benefits set forth in Paragraph 4 of this Release Agreement.

Governing Law; Dispute Resolution
25.    This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules.
26.    No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.
27.    Any claim or controversy arising out of or relating to this Release Agreement, your employment with or separation from the Company, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration in Bexar County, Texas according to the procedures set out in the Company’s Arbitration Policy and the Arbitration Agreement, signed by you as of June 11, 2012, a copy of which is attached hereto as Exhibit E. With an adequate opportunity to consult with legal counsel, you have knowingly and voluntarily waived any right to trial by jury of any dispute with any of the Releasees, notwithstanding contrary provisions of any federal, state or local law, regulation or ordinance. Notwithstanding the foregoing provisions, if you breach any of your restrictive covenants, the Company shall have the right to seek immediate injunctive relief in the form of a temporary restraining order or preliminary injunction, enjoining you from such further breach of those provisions of this Release Agreement, pending a final ruling by the arbitrator.

No Admission of Wrongdoing
28.    Nothing contained in this Release Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability by you or by the Company or any of the other Releasees.
Enforceability
29.    In the event that any one or more of the provisions of this Release Agreement, including the Exhibits hereto, are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Release Agreement, including the Exhibits hereto, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

Successors and Assigns
30.    This Release Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. This Release Agreement is personal to you and may not be assigned by you. In the event of your death prior to the Company’s having made or paid to you any or all of the payments and benefits referenced in this Release Agreement, the Company shall instead make or pay to your estate, as and when otherwise due hereunder, all such then remaining payments and benefits.
Entire Agreement
31.    The terms described in this Release Agreement, including in the Exhibits (if applicable) hereto, set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including, but not limited to, the Offer Letter and the Assignment Agreement, provided, however, that as specifically provided in Paragraph 16 and 27 above, the Covenants Agreement and the Arbitration Agreement remain in full force and effect. You acknowledge and agree that you are not relying on any representations or promises by the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Release Agreement or otherwise. This Release Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.
Please indicate your agreement to the foregoing terms by signing and dating the Release Agreement in the space provided below. If you decide to revoke your consent to the Release Agreement, it must be in writing and received by the Company as provided in Paragraph 24.
Very truly yours,

Kinetic Concepts, Inc.

By:    /s/ David Lillback
David Lillback
Sr. Vice President, Human Resources

Agreed to and Accepted By:

/s/ Michael Mathews
Michael Mathews

Date: April 29, 2014